Exhibit 10.31

GAS SUPPLY AGREEMENT

THIS GAS SUPPLY AGREEMENT (“Agreement”) is dated effective as of the 22nd day of October, 2021 (the “Effective Date”), by and between CREEK ROAD MINERS, INC., a Delaware corporation (“Creek Road”) and AMERICAN NATURAL ENERGY CORPORATION, an Oklahoma corporation (“ANEC”). Creek Road and ANEC are hereinafter collectively referred to as the “Parties.”

RECITALS

ANEC currently produces natural gas from ANEC’s operations on property in the Bayou Couba field located in St. Charles Parish, Louisiana (the “ANEC Gas Operation”).

A. Creek Road intends to moor a barge (the “Barge”) with a 1MW gas turbine, transformer, fuel conditioning unit and air-cooled container to house Bitcoin mining servers at the ANEC Gas Operation at the location indicated on the map attached hereto as Exhibit A (the “Site”).

B. Creek Road desires to purchase natural gas from ANEC to power the Barge.

C. ANEC desires to sell natural gas to Creek Road to power the Barge.

D. ANEC and Creek Road desire to enter into a written contract that sets forth their agreements with respect to the purchase by Creek Road of Natural Gas from ANEC and their respective rights regarding the Barge.

NOW, THEREFORE, in consideration of the agreements hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ANEC and Creek Road agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)	“Daily Gas Charge” is the daily spot price to ANEC per MMBTU of natural gas charged by Shell Energy North America (US), L.P.

(b)	“Environmental Activity” means any actual, proposed or threatened storage, holding, existence, release, escape, emission, discharge, spilling, leaking, pouring, pumping, injection, dumping, discarding, burying, abandoning, generation, processing, abatement, treatment, removal, disposition, handling, transportation or other management of any Hazardous Substance or any other activity or occurrence that causes or would cause any such event to exist.

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(c)	“Environmental Laws” means any and all federal, state and local health, safety, environmental or natural resource laws, statutes, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, regulations, or similar items (whether now existing or hereafter enacted or promulgated) of any Governmental Authority, having jurisdiction, and all other state, federal and local laws, regulations, rules, ordinances, and orders which govern: (i) the existence, cleanup and/or remedy of contamination on property; (ii) the emission or discharge of Hazardous Substances into the environment; (iii) the control of Hazardous Substances; (iv) the use, generation, transport, treatment, storage, disposal, removal, or recovery of Hazardous Substances; or (v) the safety and health of employees, any tenant, other user or invitee; as well as all applicable judicial and administrative and regulatory decrees, judgments or orders (including without limitation the “common law”) and all applicable covenants running with the land that relate to the protection of health, safety, environment or natural resources, including, without limitation: (a) The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by The Superfund Amendments and Reauthorization Act of 1986; (b) The Resource Conservation and Recovery Act of 1976, as amended by The Used Oil Recycling Act of 1980; (c) The Solid Waste Disposal Act Amendment of 1980; (d) The Hazardous and Solid Waste Amendments of 1984; (e) The Hazardous Materials Transportation Act; (f) The Clean Water Act; (g) The Clean Air Act; (h) The Toxic Substances Control Act; (i) The Safe Drinking Water Act; (j) The Occupational Safety and Health Act; (k) The Federal Water Pollution Control Act; (l) the Oil Pollution Act; and (m) The Federal Insecticide, Fungicide and Rodenticide Act; and all local government ordinances, codes, resolutions, or other laws for the protection of public health and the environment, including but not limited to the Louisiana State and Local Coastal Resources Management Act, as amended (Act 361, La. R.S. 49:214.21 et seq).

(d)	“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, municipal, parish, or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of, or pertaining to, government, including but not limited to the Louisiana Department of Natural Resources, the Louisiana Department of Environmental Quality, and the Louisiana Department of Wildlife and Fisheries.

(e)	“Hazardous Substances” means any substance:

i.	the presence of which requires investigation, reporting, removal or remediation under any Environmental Law;

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ii.	that is or becomes defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “extremely hazardous substance,” or other type of pollutant or contaminant under any applicable Environmental Law;

iii.	that is toxic, reactive, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic, teratogenic, or otherwise hazardous and is or becomes regulated by any applicable Environmental Law;

iv.	that is or contains oil, gasoline, diesel fuel, aviation fuel, or other petroleum hydrocarbons, products or derivatives, other than petroleum, crude oil, and petroleum products to the extent contained within regularly operated motor vehicles;

v.	that is or contains PCBs, asbestos, radon or urea formaldehyde;

vi.	that is fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including but not limited to, mold (including, without limitation, penicillium/aspergillus and stachybotrys chartarum), and Legionella (legionella pneumophila); or

vii.	the presence of which causes or threatens to cause a nuisance upon the Property or to adjacent property or poses or threatens to pose a hazard to the health or safety of any person, to plant or animal life, or to the environment, including, but not limited to sewage sludge, industrial slag, solvents and/or any other similar substances or materials.

(f)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority applicable to a Party, including its business and operation, and any applicable environmental laws or regulations.

(g)	“Natural Gas” means any natural gas actually supplied by ANEC to the Barge via the Connection.

(h)	“Taxes” means any and all sales, use, gross receipts, environmental, ad valorem, or excise tax or any other similar taxes, fees, duties, or charges of any kind imposed by any Governmental Authority on any amounts payable by Creek Road under this Agreement; exclusive, however, of any taxes, assessments, or other levies imposed on ANEC’s income or capital (including leased or purchased property, equipment, or software), any franchise taxes, any taxes in lieu of net income taxes, and any other direct taxes imposed on ANEC.

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2. Term and Termination. This Agreement shall be effective as of the Effective Date and shall continue for a period of ninety (90) days, unless earlier terminated as provided herein (the “Initial Term”). If the Agreement is not terminated by either Party at the end of the Initial Term, it shall continue on a month-to-month basis for a maximum of three (3) months (the “Extended Term” and with the Initial Term, the “Term”). Either Party may terminate the Agreement at the end of the Initial Term or during the Extended Term by providing the other Party thirty (30) days’ written notice of its desire to terminate the Agreement. ANEC may terminate this Agreement at any time during the Term pursuant to Section 8(c) of this Agreement, or if, in ANEC’s sole discretion, this Agreement and the transactions contemplated herein could result in an adverse action against ANEC by (i) any Governmental Authority, (ii) any counter-party to a mineral, real property, or other lease, servitude, or other agreement related to the ANEC Gas Operation, or (iii) any commercial or business partner of ANEC. In no event shall ANEC receive the Daily Fee for less than the Initial Term.

3. Natural Gas Connection Installation. Creek Road shall supply all equipment and labor necessary to install the Connection (as defined below). Within two (2) days of the Barge and equipment arriving at and being safely moored at the Site, ANEC will grant access to the Site and Barge for Creek Road contractors to connect the Barge to the gas sales pipeline on the ANEC compressor barge located at the Site (the “Connection”). At the Connection, Creek Road shall install a 2” Senior Meter Run (the “Meter”) in order to track the daily volume of Natural Gas supplied to the Barge. ANEC shall only transfer Natural Gas through the Connection after receipt of notice from Creek Road that the Connection and Meter have been successfully installed and that the Meter will accurately track the daily volume of Natural Gas that passes through the Connection. The notice shall include evidence of such successful installation. Creek Road shall be responsible for procuring and maintaining any and all equipment or materials needed for the Connection. Creek Road shall bear all costs, including the costs of any ANEC equipment or materials and the cost of ANEC personnel or contractor time, needed to make and maintain the Connection during the Term.

4. Natural Gas Supply. ANEC’s obligation to supply Natural Gas to Creek Road is subject to availability and, therefore, shall be subject to curtailment or interruption when, in ANEC’s sole judgment, such curtailment or interruption is necessarily due to operating conditions or otherwise. ANEC may at any time, and from time to time, at its sole option, supply Natural Gas purchased by ANEC. Upon expiration of this Agreement, ANEC may disconnect and remove any of its equipment and materials for the Connection and Creek Road shall promptly return any ANEC equipment in Creek Road’s possession.

5. Barge Siting. Creek Road shall have the exclusive duty and obligation at all times to securely moor the Barge at the Site, to maintain safe control of the Barge, to maintain the Barge in a safe and seaworthy manner, to remove the Barge from the Site within forty-eight (48) hours of termination of this Agreement and to obtain and maintain any permits which may be required to moor the Barge and conduct any Bitcoin mining operations. Creek Road shall use the Barge solely for purposes of operating the Bitcoin mining servers on the Barge and Creek Road must obtain ANEC’s prior written consent before using the Barge, in whole or in part, for any other purpose. ANEC may not access the Barge without the prior written consent of Creek Road except that ANEC may access the Barge without Creek Road’s consent:

(a)	to protect the health and safety of ANEC or Creek Road personnel or contractors present at the Site or ANEC Gas Operation;

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(b)	to avoid damage to ANEC or third party property located at the Site or ANEC Gas Operation;

(c)	to secure the Barge in preparation for inclement weather or natural disasters, including but not limited to hurricanes, tropical storms, tropical depressions, or expected flooding or storm surges; and

(d)	The Parties agree that ANEC shall under no circumstances have any obligation or duty to access the Barge, including under subparts (a), (b) and (c) above. However, If ANEC elects to access the Barge in such circumstances, then Creek Road shall reimburse ANEC for any and all costs associated with ANEC’s access and associated efforts.

6. Representations and Warranties. ANEC makes no representation or warranty regarding the title of, suitability of, availability of, or access to the Site, and nothing in this Agreement shall be deemed as a lease, sublease, or conveyance of the Site or any rights to moor the Barge at the Site. ANEC makes no representations or warranty regarding any permits which may be required for Creek Road’s operations, and has no duty or obligation to obtain any such permits. Creek Road represents and warrants that it has independently concluded it is permitted to moor the Barge at the Site and conduct Bitcoin mining operations at the Site, and has not relied upon any representation by or transfer of rights from ANEC in so concluding.

7. Transportation to Site. In order for Creek Road to perform regular maintenance and inspections of the Barge and Creek Road equipment, and upon reasonable verbal request from Creek Road, ANEC will use commercially reasonable efforts, taking into consideration current weather conditions and regular operations in the Bayou Couba Field, to provide boat transport of Creek Road personnel during regular day-light hours from the Pier 90 Marina in Luling, Louisiana, to the Barge in Bayou Couba (the “Boat Transport”). ANEC assumes no responsibility for any losses or damages to Creek Road or personnel related to the Boat Transport.

8. Environmental and Regulatory Covenants, Representations and Warranties. Creek Road represents and warrants that, during the Term of the Agreement:

(a)	the mooring of the Barge at the Site and the proposed operation of the Barge will not result in any Environmental Activity in violation of any Environmental Laws;

(b)	the Barge is in compliance in all respects with all applicable Environmental Laws;

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(c)	no notice, order, directive, compliant or other communication, written or oral, will be made or issued by any Governmental Authority or other person, entity or agency alleging the occurrence of any Environmental Activity in violation of any Environmental Laws with respect to the Barge or the use and operation of the Barge at the Site;

(d)	it has obtained and maintained any all permits, certificates, filings, licenses or similar approvals required for the mooring of the Barge at the Site and the use and operation of the Barge;

(e)	it will not cause or permit Environmental Activity at, on, over, under, about, within or to or from the Barge either by itself or by its employees, agents, assigns, invitees, tenants, or any other party or parties;

(f)	it will promptly remove from the Barge or Site, if and as required by Environmental Laws or by ANEC, any Hazardous Substances discovered at, about, within or on the Barge or Site which is not at any time or in any respect in full compliance with such Environmental Laws, and to promptly comply in all respects with all Environmental Laws governing such removal; and

(g)	following the discovery by Creek Road of a breach of any of the representations, warranties or covenants contained herein, it will promptly deliver to ANEC notice of any event that would render any representation or warranty contained in this Section incorrect in any respect if made at the time of such discovery.

9. Payment.

(a) ANEC shall charge Creek Road, and Creek Road shall owe, the following fee for each day that the Barge is located at the Site (the “Daily Fee”).

During the Initial Term: $1,500 per day

During the Extended Term: $2,000 per day

Creek Road shall pay ANEC the Daily Fee for each day in the upcoming calendar month within five (5) business days such month. In the event this Agreement is terminated on a day other than the last day of a calendar month, and Creek Road has actually paid the Daily Fee for every day in such calendar month, then within thirty (30) days of termination of the Agreement, ANEC shall remit to Creek Road an amount equal to the Daily Fees for the remaining days in the calendar month after the termination of the Agreement after offsetting any other sums due ANEC.

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(b) ANEC shall charge Creek Road, and Creek Road shall pay, for the volume of Natural Gas supplied in a calendar month (the “Monthly Gas Fee”). The Monthly Gas Fee shall equal the Daily Gas Charge for each day of the month for which Natural Gas is supplied hereunder and shall be billed to Creek Road no later than three (3) business days after receipt of monthly gas charges from Shell Energy North America (US), L.P. and Creek Road shall pay the amount due no later than fifteen (15) days after receipt of an invoice from ANEC.

(c) All late payments shall bear interest at the rate of eighteen percent (18%) per annum. Creek Road shall also reimburse ANEC for all costs incurred in collecting any late payments, including, without limitation, attorneys’ fees. In addition to all other remedies available under this Agreement or at Law (which ANEC does not waive by the exercise of any rights hereunder), ANEC shall be entitled to suspend the supply of Natural Gas if Creek Road fails to pay any amounts when due hereunder.]

10. Events of Default. Each of the following events or occurrences shall constitute an event of default hereunder (each an “Event of Default”):

(a)	Creek Road fails to pay any amount due hereunder on the due date thereof, and such failure is not cured within two (2) days after written notice thereof from ANEC;

(b)	Creek Road fails to comply with the insurance terms and conditions set out in Exhibit B of this Agreement;

(c)	Creek Road fails to perform or observe any other covenant, condition or agreement to be performed or observed by it or breaches any representation or provision contained herein, and such failure or breach shall continue unremedied for a period of five (5) days after written notice from ANEC; provided, however, that it shall not be a default if within the five (5) day period, Creek Road completes corrective action such that correction of such breach is achieved;

(d)	Creek Road, without ANEC’s consent, attempts to sell, transfer, encumber, part with possession, or sublet the Barge while it is located at the Site;

(e)	Creek Road fails to comply with ANEC’s reasonable requests related to the operation of the Barge, the Connection, or with ANEC’s operational, health or safety protocols and instructions;

(f)	Creek Road fails to comply with any Law related to the ownership, operation and location of the Barge; or

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(g)	Creek Road shall (i) cease, be unable, or admit in writing its inability, to pay its debts as they mature, or make a general assignment for the benefit of, or enter into any composition or arrangement with creditors; (ii) apply for or consent to the appointment of a receiver, trustee or liquidator of it or of a substantial part of its property, or authorize such application or consent, or proceedings seeking such appointment shall be instituted against it without such authorization, consent or application and shall continue undismissed for a period of fifteen (15) days; or (iii) authorize or file a voluntary petition in bankruptcy or apply for or consent to the application of any bankruptcy, reorganization in bankruptcy, arrangement, readjustment of debt, insolvency, dissolution, moratorium or other similar Law of any jurisdiction, or authorize such application or consent; or proceedings to such end shall be instituted against it without such authorization, application or consent and such proceeding instituted against it shall continue undismissed for a period of fifteen (15) days.

11. Remedies. Upon the occurrence of any Event of Default and at any time thereafter, ANEC may, in its sole discretion, do any one or more of the following:

(a)	proceed to enforce performance of the applicable covenants and terms of this Agreement, to recover damages for the breach, or to seek indemnification under Section 12 of this Agreement;

(b)	without notice to Creek Road, disconnect the Connection;

(c)	upon written notice to Creek Road, immediately terminate this Agreement without prejudice to ANEC’s rights in respect of obligations then accrued and remaining unsatisfied hereunder;

(d)	recover from Creek Road all reasonable costs and expenses including without limitation any incidental expenses and legal fees and expenses incurred by ANEC as a result of Creek Road’s default hereunder, less any credits due Creek Road pursuant to Law; and

(e)	exercise any other right or remedy which may be available to ANEC under Law.

No remedy referred to in this Section 11 is intended to be exclusive, but all such remedies shall be cumulative and in addition to any other remedy referred to above or otherwise available to ANEC at Law or in equity as long as exercising such remedies cumulatively is permitted by Law. No express or implied waiver by ANEC of any default shall constitute a waiver of any other default by Creek Road or a waiver of any of ANEC’s rights.

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12. Indemnification.

(a)	Subject to the terms and conditions set forth in this Section 12, Creek Road (as “Indemnifying Party”) shall indemnify, hold harmless, and defend ANEC and its officers, directors, employees, agents, affiliates, successors, together with the insurers of all the foregoing, and permitted assigns (collectively, “Indemnified Party(is)”) against any and all third- party (including without limitation, Governmental Authority) demand, proceeding, or claim of any kind for any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, that are incurred by Indemnified Party (collectively, “Losses”), arising out of or related to this Agreement, the Barge or Creek Road’s Bitcoin mining, the Connection, the Meter, the Site, or any other operations, equipment, or activities incident to, arising out of, or performed pursuant to this Agreement, including, but not limited to:

i.	breach or non-fulfillment of any provision of this Agreement by Indemnifying Party or Indemnifying Party’s personnel;

ii.	Losses arising out of the negligent or more culpable act or omission (including any reckless or willful misconduct) of Indemnifying Party or its personnel (which shall include all invitees, contractors, subcontractors, consultants or other vendors and their personnel) related to or arising out of this Agreement, the Barge, Meter, Connection, or any operations or activities incident to or performed pursuant to this Agreement;

iii.	Losses relating to bodily injury to, death of, or damage to real and/or tangible personal property and/or intangible property of any person arising out of any act or omission or any operations, equipment, or activities incident to this Agreement by Indemnifying Party or its personnel (which shall include all contractors, subcontractors, consultants or other vendors and their personnel);

iv.	any failure by Indemnifying Party or its personnel (which shall include all contractors, subcontractors, consultants or other vendors and their personnel) to comply with any Law in the performance of its obligations under this Agreement;

v.	Losses arising out of Creek Road’s mooring of, or the failure of the mooring of, the Barge at the Site;

vi.	Losses arising out of Environmental Activity;

vii.	any alleged or actual breach or violation of Environmental Laws;

viii.	Losses arising out of removal, repositioning, or any other movement of the Barge from or at the Site;

ix.	any failure by Indemnifying Party or its personnel (which shall include all contractors, subcontractors, consultants or other vendors and their personnel) to comply with the reasonable verbal or written instructions of ANEC while at the ANEC Gas Operation or while the Barge is at the Site; and

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x.	any assertion this Agreement violates (1) any Law, including any Environmental Law; (2) a mineral lease covering any portion of the Bayou Couba field in which ANEC has an interest; or (3) the terms of any real property lease or other agreement related to ANEC’s operations in the Bayou Couba field.

(b)	Indemnified Party shall give notice to Indemnifying Party (a “Claim Notice”) within ninety (90) days after obtaining knowledge of any Losses or discovery of facts on which Indemnified Party intends to base a request for indemnification under this Section. Indemnified Party’s failure to provide a Claim Notice to Indemnifying Party under this Section does not relieve Indemnifying Party of any liability that Indemnifying Party may have to Indemnified Party, but in no event shall Indemnifying Party be liable for any losses that result directly from a delay in providing a Claim Notice, which delay materially prejudices the defense of the related third- party claim. Indemnifying Party’s duty to defend applies immediately, regardless of whether Indemnified Party has paid any sums or incurred any detriment arising out of or relating, directly or indirectly, to any third- party claim.

(c)	Notwithstanding anything to the contrary in this Section, Indemnified Party may select its own legal counsel to represent its interests, and Indemnifying Party shall:

i.	reimburse Indemnified Party for its costs and attorneys’ fees immediately upon request as they are incurred; and

ii.	remain responsible to Indemnified Party for all hold harmless and indemnity obligations under this Section.

(d)	Indemnifying Party shall give prompt written notice to Indemnified Party of any proposed settlement of a Loss or any other event that is indemnifiable under this Section. Indemnifying Party may not, without Indemnified Party’s prior written consent, settle or compromise any claim or consent to the entry of any judgment regarding which indemnification is being sought hereunder.

(e)	None of the terms, obligations, and conditions of this Agreement, including without limitation Creek Road’s defense, indemnity and hold harmless obligations shall be affected by any limitation of liability proceedings filed by Creek Road, and the contractual rights and obligations of the parties shall be and remain the same as though such proceedings had not been filed. No judgment, order, or ruling entered in such an exoneration from or limitation of liability proceeding shall void, invalidate or in any way affect or change the personal contractual relationship of the parties or the rights and liabilities of Creek Road as provided in or arising out of this personal contract; nor shall such judgment, order, or ruling invalidate or in any way affect or change the obligations or liabilities of the insurers in the insurance policies required in this Agreement, and the policies shall so provide.

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13. Confidentiality. During the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential” (collectively, “Confidential Information”). Confidential Information shall not include information that, at the time of disclosure and as established by documentary evidence: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section by the Receiving Party; (ii) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of the Receiving Party before being disclosed by or on behalf of the Disclosing Party; (iv) was or is independently developed by the Receiving Party without reference to or use, in whole or in part, of any of the Disclosing Party’s Confidential Information; or (v) is required to be disclosed under Law or a valid order issued by a court or Governmental Authority of competent jurisdiction. The Receiving Party shall: (A) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (B) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (C) not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under the Agreement. The Receiving Party shall be responsible for any breach of this Section caused by any of its personnel or contractors. At any time during or after the Term, at the Disclosing Party’s written request, the Receiving Party shall promptly return, and shall require its personnel and contractors to return to the Disclosing Party all copies, whether in written, electronic or other form or media, of the Disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the Disclosing Party that such Confidential Information has been destroyed. In addition to all other remedies available at Law, the Disclosing Party may seek equitable relief (including injunctive relief) pursuant to Section 20 against the Receiving Party and its personnel and contractors to prevent the breach or threatened breach of this Section and to secure its enforcement.

14. Further Assurances. Each of the Parties hereto shall execute and deliver such additional documents and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

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15. Public Announcements. Unless otherwise required by Law (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

16. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date delivered by email; or (d) on the third day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid). Notices must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a Notice given in accordance with this Section):

If to ANEC:	4849 Greenville Ave
Suite 1250
Dallas, TX 75206
Email: pegge@hillairoilandgas.com
	Attention:	Phillip Egge, co-CEO & COO

with a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
Email: azuckerman@bakerdonelson.com
	Attention:	Adam Zuckerman

If to Creek Road:	2700 Homestead Road
Suite 50
Park City, UT 84098
Email: skaufman@creekroadminers.com
	Attention:	Scott Kaufman, CEO

with copy to:	2700 Homestead Road
Suite 50
Park City, UT 84098
Email: ssheikh@creekroadminers.com
	Attention:	Scott Sheikh, COO and General Counsel

with a copy to:	Gary R. Henrie, Attorney at Law
Email: grhlaw@hotmail.com
	Attention:	Gary Henrie

17. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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18. Amendment. This Agreement may be amended, modified, altered or supplemented only by a written instrument signed by ANEC and Creek Road.

19. Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

20. Equitable Remedies. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity.

21. Assignment. Neither Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party. Any purported assignment or delegation in violation of this Section shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder.

22. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and permitted assigns.

23. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

24. Governing Law. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Louisiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Louisiana or any other jurisdiction).

25. Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions or activities contemplated hereby shall be instituted exclusively in the United States District Court for the Eastern District of Louisiana. However, if the United States District Court for the Eastern District of Louisiana lacks jurisdiction, then any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions or activities contemplated hereby shall be instituted in other District Court for the United States of America. If no federal court has jurisdiction, then any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions or activities contemplated hereby shall be brought in the state court located in St. Charles Parish, Louisiana.

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26. Attorneys’ Fees. In the event that any Party institutes any legal suit, action, or proceeding against the other Party arising out of or relating to this Agreement or the transactions or activities contemplated hereby, the prevailing Party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including actual attorneys’ fees and expenses and court costs. For the avoidance of doubt, this provision shall apply to any dispute regarding defense, indemnity, or hold harmless obligations owed by Creek Road to ANEC pursuant to Section 12; and ANEC shall be entitled to recover all reasonable attorney fees and costs incurred in successfully pursuing its rights to defense, indemnity and being held harmless.

27. Transaction Expenses. Creek Road shall bear and pay, without any right of reimbursement from ANEC, all costs, fees, and expenses, (including ANEC’s attorneys’ fees and costs) incurred by the Parties in connection with the preparation, execution, and delivery of this Agreement and the transactions contemplated hereby.

28. Representations and Warranties; Limitation of Liability. Each of the Parties represents and warrants to the other Party that as of the Effective Date:

(a)	no other person or entity is required to consent to this Agreement as a condition of its validity or binding effect upon such Party;

(b)	it is duly organized, validly existing and in good standing under the laws of the State of its formation;

(c)	it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(d)	it has the full right, corporate power, and authority to enter into this Agreement and to perform its obligations hereunder;

(e)	the execution of this Agreement by the individual whose signature is set forth at the end of this Agreement and the delivery of this Agreement have been duly authorized by all necessary corporate actions;

(f)	this Agreement has been executed, and delivered and (assuming due authorization, execution, and delivery by the each Party) constitutes the legal, valid, and binding obligation of each Party, enforceable against each Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity; and

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(g)	TO THE MAXIMUM EXTENT PERMISSIBLE BY LAW, ANEC DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION, (1) NEITHER PARTY TO THIS AGREEMENT, NOR ANY OTHER PERSON ON SUCH PARTY’S BEHALF, HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, TRADE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (2) EACH PARTY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION OF THIS AGREEMENT.

29. Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party. Any persons employed or engaged by either Party in connection with this Agreement shall be such Party’s employees or contractors.

30. Time is of the Essence. Time shall be of the essence in this Agreement.

31. Miscellaneous. The recitals set forth at the beginning of this Agreement shall be deemed to be a part of this Agreement. The headings set forth at the beginning of each of the Sections of this Agreement are inserted for convenience of reference only and shall not be deemed to have any legal significance or meaning whatsoever. This Agreement contains the entire understanding of the Parties with respect to the subject matters covered in this Agreement, and no prior agreements or understandings between the Parties to this Agreement, or in any way relating to the subject matters covered in this Agreement shall be effective after the Effective Date, whether or not such agreements or understandings are similar, broader in scope, more narrow in scope or in any other way different from the terms and conditions of this Agreement. The furnishing of this Agreement shall not constitute an offer and this Agreement shall become effective in accordance with its terms upon and only upon its execution by and delivery by each of the Parties. Each Party acknowledges that it has had a full and fair opportunity to review this Agreement with counsel, and that this Agreement is the product of mutual drafting by the Parties. This Agreement may be executed in counterparts, each of which shall be deemed to be an original of this Agreement, but all of which, together, shall constitute one and the same instrument. The transmission of a signed counterpart of this Agreement by portable document format (.pdf) shall have the same force and affect as delivery of an original signed counterpart of this Agreement and shall constitute valid and effective delivery for all purposes of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall be deemed to be effective as of the Effective Date of the Agreement even though it may be executed and/or delivered by either or both of the parties to this Agreement on a later or different date.

[SIGNATURES ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date. This Agreement may be executed in counterparts and may be delivered via pdf.

Creek Road Mining, Inc.

By:	/s/ Scott A. Sheikh
Name:	Scott A. Sheikh
Title:	COO and General Counsel

American Natural Energy Corporation

By:	/s/Phillip C. Egge
Name:	Phillip C. Egge
Title:	Co-CEO and COO

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EXHIBIT A

SITE

EXHIBIT B

INSURANCE TERMS AND CONDITIONS

1.1 During the Term and for a period of one (1) year thereafter, Creek Road shall, at its own expense (including all deductibles, retentions and premiums), maintain and carry in full force and effect at least the following types and amounts of insurance coverage, subject to the requirements set forth below:

(a) Commercial general liability with limits no less than $1,000,000.00 for each occurrence and $2,000,000.00 in the aggregate, including bodily injury and property damage and products and completed operations and advertising liability, which policy will include contractual liability coverage insuring the activities of Creek Road under this Agreement, and with any watercraft exclusion deleted;

(b) Property Insurance with limits no less than $1,610,000.00;

(c) Protection and Indemnity insurance with limits no less than $1,000,000.00 for each occurrence Form SP23 or equivalent, including coverage for contractual liability, excess collision, broad form wreck removal and for liabilities arising out of or relating to cargo, master and crew, and employees of Creek Road and employees of Creek Road’s other contractors, subcontractors and others working for Creek Road. To be obtained by Creek Road or provided by barge owner. In either case, ANEC should be named as additional insured; and

(d) Umbrella (excess) liability for the coverage in Section 1.1(a), Section 1.1(b), Section 1.1(d) and Section 1.1(e), with limits no less than $5,000,000.

1.2 Creek Road shall ensure that all insurance policies required pursuant to Section 1.1:

(a) be issued by insurance with a Best’s Rating of no less than A-VII;

(b) provide that such insurance carriers give ANEC at least 30 days’ prior written notice of cancellation or non-renewal of policy coverage, provided that, prior to such cancellation, Creek Road has new insurance policies in place that meet the requirements of this Exhibit B;

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(c) provide that such insurance be primary insurance and any similar insurance in the name of or for the benefit of ANEC shall be excess and non- contributory;

(d) name ANEC and all Indemnified Parties (pursuant to Section 12), as additional insureds; and

(e) waive any right of subrogation of the insurers against ANEC and all Indemnified Parties.

1.3 Upon the written request of ANEC, Creek Road shall provide ANEC with copies of the certificates of insurance and policy endorsements for all insurance coverage required by this Exhibit B, and shall not do anything to invalidate such insurance. This Exhibit B shall not be construed in any manner as waiving, restricting, or limiting the liability of either Party for any obligations imposed under this Agreement (including but not limited to, any provisions requiring a Party hereto to indemnify, defend, and hold the other harmless under this Agreement).

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